ASSET PURCHASE AGREEMENT

among

TANDBERG DATA CORP.,

TANDBERG DATA ASA

and

EXABYTE CORPORATION

Dated as of August 29, 2006

Page

Article I       DEFINITIONS2

1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	10
1.3	Other Definitional and Interpretive Matters	12

Article II           PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES           13

2.1	Purchase and Sale of Assets	13
2.2	Excluded Assets	14
2.3	Assumption of Liabilities	15
2.4	Excluded Liabilities	16
2.5	Further Conveyances and Assumptions; Consent of Third Parties	17
2.6	Purchase Price Allocation	18
2.7	Receivables	18
2.8	Senior Management Retention Plan Escrow	18

Article III   CONSIDERATION18

3.1	Consideration	18
3.2	Payment of Purchase Price	19

Article IV   CLOSING AND TERMINATION19

4.1	Closing Date	19
4.2	Termination of Agreement	19
4.3	Extension of Termination Date	21
4.4	Procedure upon Termination	21
4.5	Effect of Termination	21

Article V     REPRESENTATIONS AND WARRANTIES OF SELLER22

5.1	Corporate Organization; Foreign Qualification	22
5.2	Corporate Authorization	22
5.3	Noncontravention; Approvals and Consents	23
5.4	Financial Statements	24
5.5	No Undisclosed Liabilities	24
5.6	Title to Purchased Assets; Sufficiency	24

(continued)

Page

5.7	Absence of Certain Changes	24
5.8	Taxes	26
5.9	Real Property	29
5.10	Accounts Payable and Inventory	29
5.11	Intellectual Property	30
5.12	Material Contracts.	32
5.13	Employee Benefits.	34
5.14	Labor Matters	36
5.15	Litigation	37
5.16	Compliance with Laws; Permits	38
5.17	Environmental Matters	38
5.18	Insurance	39
5.19	Accounts Receivable	39
5.20	Personnel	40
5.21	Affiliate Transactions	40
5.22	Major Suppliers and Customers	40
5.23	Minute Books	40
5.24	Brokers and Finders; Opinion of Financial Advisor	40
5.25	Subsidiaries	41
5.26	SEC Documents	41
5.27	Takeover Law	42

Article VI         REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT42

6.1	Corporate Organization; Foreign Qualification	42
6.2	Corporate Authorization	42
6.3	Certain Legal Proceedings	43
6.4	Noncontravention; Approvals and Consents	43
6.5	Sufficient Funds	43
6.6	Brokers and Finders	44

Article VII COVENANTS44

(continued)

Page

7.1	Seller Interim Operations	44
7.2	Taxes	46
7.3	SEC Reports	46
7.4	Acquisition Proposals; Board Recommendation	46
7.5	Efforts and Assistance	48
7.6	Preservation of Records	49
7.7	Public Announcements	49
7.8	Access to Information; Notification of Certain Matters	49
7.9	Further Assurances	51
7.10	Disposition of Litigation	51
7.11	Confidentiality Agreement	51
7.12	Stockholder Meeting; Proxy Statement	51
7.13	Use of Names	52
7.14	Non-Competition	52
7.15	Letter of Credit	53

Article VIIIEMPLOYEES AND EMPLOYEE BENEFITS53

8.1	Employment	53
8.2	Standard Procedure	53
8.3	Employee Benefits	54

Article IX   CONDITIONS TO CLOSING54

9.1	Conditions to the Obligations of Each Party	54
9.2	Conditions to the Obligations of Purchaser	55
9.3	Conditions to the Obligations of Seller	56

Article X     TAXES56

10.1	Transfer Taxes	56
10.2	Cooperation on Tax Matters	57

Article XI   MISCELLANEOUS57

11.1	Fees and Expenses	57
11.2	Jurisdiction	57

(continued)

Page

11.3	Amendments; No Waivers	57
11.4	Governing Law	58
11.5	Notices	58
11.6	Severability	59
11.7	Successors and Assigns	59
11.8	Non-Recourse	59
11.9	Guarantee of Purchaser Obligations	59
11.10	Survival	59
11.11	Third Party Beneficiaries	60
11.12	Enforcement of Agreement	60
11.13	Entire Agreement	60
11.14	Authorship	60
11.15	Counterparts; Effectiveness	60

Exhibits

A – Bill of Sale

B – Assumption Agreement

C – Power of Attorney

Schedule	Name

Schedule 1.1	Excluded Contracts
Schedule 5.1	Corporate Organization; Foreign Qualification
Schedule 5.3	Noncontravention; Approvals and Consents
Schedule 5.5	No Undisclosed Liabilities
Schedule 5.7	Absence of Certain Changes
Schedule 5.8	Taxes
Schedule 5.9	Real Property
Schedule 5.10	Accounts Payable and Inventory
Schedule 5.11	Intellectual Property
Schedule 5.12	Material Contracts
Schedule 5.13	Employee Benefits
Schedule 5.14	Labor Matters
Schedule 5.15	Litigation
Schedule 5.16	Compliance with Laws; Permits
Schedule 5.17	Environmental Matters
Schedule 5.18	Insurance
Schedule 5.19	Accounts Receivable
Schedule 5.20	Personnel
Schedule 5.21	Affiliate Transactions
Schedule 5.22	Major Suppliers and Customers
Schedule 5.24	Brokers and Finders
Schedule 5.25	Subsidiaries
Schedule 5.26	SEC Documents
Schedule 7.1	Seller Interim Operations
Schedule 8.3	Employee Benefits

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of August 29, 2006, among Tandberg Data Corp., a Delaware corporation (“Purchaser”), Exabyte Corporation, a Delaware corporation (“Seller”), and, solely for purposes of Article VI and Section 11.9, Tandberg Data ASA, a company organized under the laws of Norway (“Parent”).

PRELIMINARY STATEMENTS:

A.	Seller and the Subsidiaries presently conduct the Business;

B.           Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates the Purchased Assets, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire the Purchased Assets and assume from Seller the Assumed Liabilities, all as more specifically provided herein;

C.           As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Hitachi, Ltd. (“Hitachi”) have entered into a Second Amendment to Memorandum of Understanding dated August 29, 2006 pursuant to which, among other things, (i) the repayment obligations of Seller with respect to that certain note payable previously issued to Hitachi will be restructured, (ii) Hitachi shall waive any existing default by Seller under such note, (iii) Hitachi consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under such note, and (iv) Hitachi consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under certain material agreements which Seller and Hitachi are currently party to (the “Hitachi Agreement”);

D.           As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Imation Corp. (“Imation”) have entered into a Note Restructuring Agreement dated August 29, 2006 pursuant to which, among other things, (i) the repayment obligations of Seller with respect to the two notes payable previously issued to Imation will be restructured, (ii) Imation shall waive any existing default by Seller under such notes, (iii) Purchaser shall assume, effective as the Closing, Seller’s obligations under such notes, (iv) the indebtedness under such notes and liens securing such notes and Seller’s obligations under the MDA shall be subordinated to the indebtedness and liens under Parent’s senior secured bond issues, and (v) Imation consents to the assignment and assumption by Purchaser, effective as of the Closing, of Seller’s obligations under the MDA (the “Imation Agreement”);

E.           As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and Solectron Corp. (“Solectron”) have entered into the Amendment No.1 to Debt Restructuring Agreement dated August 21, 2006, as amended August 29, 2006, pursuant to which, among other things, (i) the repayment obligations of Seller with respect to that certain note payable previously issued to Solectron will be restructured and (ii) Solectron shall waive any existing default by Seller under such note (the “Solectron Agreement”);

F.           As a condition to, and immediately prior to, the execution and delivery of this Agreement, Seller and certain holders (the “Noteholders”) of the 10% Convertible Subordinated Notes due September 30, 2010 (the “Convertible Notes”) of Seller, have entered into Restructuring Agreements dated August 9, 2006, as amended August 29, 2006, pursuant to which, among other things, (i) the repayment obligations of Seller with respect to the Convertible Notes held by the Noteholders will be restructured, (ii) the Noteholders shall waive any existing default by Seller under such Convertible Notes, (iii) all liens securing the Convertible Notes and any related obligations shall be released effective as of the Closing, and (iv) the Noteholders shall consent to the transactions contemplated under this Agreement (the “Restructuring Agreements” and, together with the Hitachi Agreement, the Imation Agreement and the Solectron Agreement, the “Seller Restructuring Agreements”);

G.           As a condition to, and concurrently with, the execution and delivery of this Agreement, Purchaser, Imation, Carroll A. Wallace, Tom W. Ward, Juan A. Rodriguez, Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P., Crestview Capital Master, LLC, Enable Growth Partners, L.P., Gruber and McBaine International, Jon D. and Linda W. Gruber Trust, Lagunitas Partners L.P., Islandia, L.P. and Midsummer Investment, Ltd., have entered into a Voting Agreement dated August 29, 2006 pursuant to which, among other things, such Persons will agree to vote all Common Shares held by such Persons in favor of the authorization and approval of this Agreement and the consummation of the transactions contemplated thereby (the “Voting Agreement”); and

H.           The board of directors of Seller has approved this Agreement and determined that the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement are advisable and in the best interests of Seller.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquisition Proposal” means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Purchaser or its Affiliates) for, or any indication of interest in: (i) a transaction pursuant to which a Third Party acquires or would acquire Beneficial Ownership of more than 50% of the outstanding voting power of Seller, whether from Seller or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction that would result in a Third Party acquiring more than 15% of the fair market value of the assets of Seller; (iii) any transaction that would result in a Third Party acquiring more than 15% of the fair market value of the assets of Seller, immediately prior to such transaction; or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Seller Restructuring Agreements and the Voting Agreement.

“Beneficial Ownership” shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such section.

“Business” means the business of Seller and the Subsidiaries as currently conducted or as currently contemplated to be conducted.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the shares of Seller’s common stock, par value $0.001 per share.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Credit Agreement” means that certain Credit and Security Agreement, dated as of March 9, 2005, by and between the Seller and Wells Fargo Bank, National Association, as successor to Wells Fargo Business Credit, Inc., as amended through the date of this Agreement (“Wells Fargo”).

“DGCL” means the Delaware General Corporation Law, as amended.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller or the Subsidiaries in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Employee Benefit Plan” means (i) any “employee benefit plan,” as defined in section 3(3) of ERISA, (ii) any other plan, program, policy or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefor now in effect or required) providing for retirement, bonuses or other incentive compensation, profit-sharing, stock option, stock purchase, restricted stock, stock unit, other stock related rights, deferred compensation, vacation, health or medical benefits, life insurance, disability benefits, cafeteria (section 125), workers’ compensation, supplemental unemployment benefits, severance benefits, salary continuation, leave of absence or other fringe benefits, or (iii) any employment, consulting, termination, retention, severance, or change of control or similar agreement or arrangement.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“Equity Interest” means with respect to any Person:

(i) any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person);

(ii) securities of such Person convertible into or exchangeable for any such shares, interests, participations, rights in, or other equivalents described in clause (i) above; and

(iii) options, warrants or other rights to acquire from such Person, or obligations of such Person to issue, any shares, interests, participations, rights in, or other equivalents described in clause (i) above or securities described in clause (ii) above, or requiring payments based on the value of any such shares, interests, participations, rights in, or other equivalents described in clause (i) above.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means the Contracts set forth on Schedule 1.1.

“Excluded Rights and Software” means (a) any rights included in the Purchased Intellectual Property and/or Purchased Technology for which a license to use is merely implied by the sale of a product; and (b) any Software included in the Purchased Intellectual Property and/or Purchased Technology: (i) licensed to Seller or any of its Subsidiaries under “shrink wrap,” “click-through” or similar end-user licenses and/or (ii) consisting of “off-the-shelf” Software licensed through commercial distributors or in consumer retail venues for less than a total aggregate cost of $25,000. For purposes of clarification, with respect to subclause (ii) of the preceding sentence, (a) if the cost of off-the-shelf Software “A” plus all related licenses for Software “A” is $13,000, and the cost of off-the-self Software “B” plus all related licenses for Software “B” is $13,000, Software “A” and “B” both shall be deemed included in Excluded Rights and Software and (b) if the cost of ten (10) seats or users of off-the-shelf Software “C” plus all related licenses for Software “C” is $2,600 per seat or user, Software “C” shall not be deemed included in Excluded Rights and Software.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller or the Subsidiaries in connection with the Business but who are no longer so employed or engaged on the date hereof.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller and the Subsidiaries in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) all confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means: (i) any grant by Seller or any of its Subsidiaries to another Person of any license, sublicense, right, permission, consent or non-assertion affecting or under any Purchased Intellectual Property and/or Purchased Technology; and (ii) any grant by a Third Party to Seller or any of its Subsidiaries of any license, sublicense, right, permission, consent or non-assertion affecting or under any Intellectual Property and/or Technology.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the actual knowledge of each of Carroll A. Wallace and Tom W. Ward after due inquiry of each of their respective direct reports.

“Knowledge of Purchaser” means the actual knowledge of each of Gudmundur Einarsson and Live Aker.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Entity.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Seller or (b) the ability of the Seller to perform its obligations under this Agreement, the Seller Documents, or the transactions contemplated hereby or thereby in a timely manner, other than as a result of: (i) changes adversely affecting the United States economy (so long as Seller is not disproportionately affected thereby); (ii) changes adversely affecting the industry in which Seller operates (so long as Seller is not disproportionately affected thereby); (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) the failure to meet analyst projections, in and of itself; (v) changes in Laws; (vi) changes in accounting principles; (vii) acts of war or terrorism; (viii) claims asserted by Seller’s creditors and any resulting litigation; or (ix) the continued incurrence of operating losses by the Company.

“MDA” means that certain Media Distribution Agreement, dated as of November 7, 2003, as amended, by and between Seller and Imation.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller and the Subsidiaries, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the financial statements in accordance with GAAP; (iii) materialmens’, mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by Seller or any of the Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated; (v) statutory Liens of landlords; and (vi) liens securing the obligations under the MDA and the Imation Agreement.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Purchaser Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has a material adverse effect on the ability of Purchaser or Parent to perform their obligations under this Agreement, the Purchaser Documents, or the transactions contemplated hereby or thereby in a timely manner.

“Purchased Contracts” means all Contracts of Seller, other than the Excluded Contracts.

“Purchased Intellectual Property” means all Intellectual Property owned or held for use by Seller related to or used in connection with the Business of Seller.

“Purchased Technology” means all Technology owned or held for use by Seller related to or used in connection with the Business of Seller.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Representatives” means the officers, directors, employees, attorneys, accountants, advisors, representatives and agents of a Person.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Senior Management Retention Plan” means that certain Exabyte Corporation Senior Management Retention Plan, dated as of August 28, 2006, or in such other form acceptable to Purchaser.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% for purposes of this definition) that a majority of the members of the board of directors or independent committee of the board of directors, as applicable, of Seller determines in good faith, after consultation with its outside legal counsel and financial advisors: (i) provides consideration to the stockholders of Seller with a value that exceeds the value of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Purchaser); (ii) would result in a transaction, if consummated, that would be more favorable to the stockholders of Seller (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby; (iii) is reasonably capable of being consummated in a timely manner (taking into account all regulatory and other relevant considerations); and (iv) is made by a Person or group of Persons who have provided Seller with reasonable evidence that such Person or group of Persons has or will have sufficient funds to complete such Acquisition Proposal and, to the extent financing is required, any required financing has been committed, as of the date of such determination by the board of directors of Seller, at least to the same extent as Purchaser’s financing as of the date hereof.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with any of the foregoing.

“Third Party” means any Person (or group of Persons) other than Purchaser, Seller or any of their Affiliates.

“Third Party Acquisition” means the consummation by a Third Party of any transaction or series of transactions described in clauses (i) through (iv) of the definition of “Acquisition Proposal”.

“Transaction Fees” means (i) the fees and expenses of third party accountants, attorneys (including Holland & Hart LLP and Ballard Spahr Andrews & Ingersoll, LLP) and financial advisors (including St. Charles Capital) incurred by Seller with respect to the sale of the Seller, this Agreement, the due diligence performed with respect thereto and the transactions contemplated by this Agreement and (ii) the premium and related costs of a three-year tail policy for the Seller’s officers and directors’ insurance policy to be purchased for the benefit of Seller’s officers and directors.

1.2        Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.6
Assumed Liabilities	2.3
Balance Sheet Date	5.5
Closing	4.1
Closing Date	4.1
Trade Secrets	1.1 (in Intellectual Property definition)
Confidentiality Agreement	7.11
Convertible Notes	Preliminary Statements
Copyrights	1.1 (in Intellectual Property definition)
Daisytek Agreement	2.2(i)
Default	5.12(c)
ERISA Affiliate	5.13(c)
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Liabilities	2.4
Expense Reimbursement	4.5(b)
FIRPTA Affidavit	9.2(e)
Foreign Plan	5.13(k)
Hitachi	Preliminary Statements
Hitachi Agreement	Preliminary Statements
Imation	Preliminary Statements
Imation Agreement	Preliminary Statements
Insurance Policies	5.18
Letter of Credit	7.15
Major Customers	5.22
Major Suppliers	5.22
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Nonassignable Assets	2.5(c)
Noteholders	Preliminary Statements
Parent	Introductory Paragraph
Patents	1.1 (in Intellectual Property definition)
Proxy Statement	7.12(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser 401(k) Plan	8.3(d)
Purchaser Documents	6.2
Purchaser Plans	8.3(a)
Real Property	5.9
Restricted Business	7.14(a)
Restructuring Agreements	Preliminary Statements
Revised Statements	2.6
Sarbanes-Oxley Act	5.26(a)
SEC Documents	5.26(a)
Seller	Introductory Paragraph
Seller 401(k) Plan	8.3(d)
Seller Balance Sheet	5.5
Seller Bylaws	5.1
Seller Charter	5.1
Seller Documents	5.2
Seller Employee Plans	5.13(a)
Seller Marks	7.13
Seller Registered Intellectual Property	5.11(a)
Seller Recommendation	7.4(d)
Seller Restructuring Agreements	Preliminary Statements
Seller Software	5.11(g)
Solectron	Preliminary Statements
Solectron Agreement	Preliminary Statements
Stockholder Approval	5.2
Stockholder Meeting	7.12(a)
Termination Date	4.2(a)
Termination Fee	4.5(c)
Total Consideration	3.1
Transfer Taxes	10.1
Transferred Employees	8.1(a)
Voting Agreement	Preliminary Statements
Wells Fargo	1.1 (in Credit Agreement definition)

1.3	Other Definitional and Interpretive Matters.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1          Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:

(a)          all cash and accounts receivable of Seller (other than cash received by Seller as the Purchase Price);

(b)          all inventory used or intended to be used primarily in connection with the Business;

(c)          all tangible personal property intended to be used primarily in connection with the Business, including Furniture and Equipment, other than such tangible personal property which is an Excluded Asset;

(d)          all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller;

(e)          all rights of Seller under each Real Property, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f)           the Purchased Intellectual Property and the Purchased Technology, including the Seller Marks;

(g)          all rights of Seller under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(h)          all Documents in the possession or control of Seller that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, but excluding personnel files for Excluded Employees;

(i)           all Permits, including Environmental Permits, used by Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(j)	all supplies owned by Seller and used in connection with the Business;

(k)          all rights of Seller under non-disclosure or confidentiality, non-compete, non-solicitation or assignment of invention agreements with Former Employees, Employees and agents of Seller or with Third Parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(l)           all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets;

(m)         all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(n)          all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and

(o)          all of the outstanding shares of capital stock or equity interests of each Subsidiary.

2.2          Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a)	the Excluded Contracts;

(b)          all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(c)	all cash consisting of the Purchase Price;

(d)          rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof relating to the Excluded Liabilities;

(e)          all insurance policies of Seller and rights thereunder, other than coverage for claims that correlate to Assumed Liabilities;

(f)           copies of all personnel records and other records Seller is required by law to retain in its possession;

(g)	all rights of Seller under this Agreement and the Ancillary Agreements;

(h)          any Tax attributes, credits, reimbursements or similar items of Seller, other than those related to Tax Liabilities assumed by Purchaser hereunder; and

(i)           all rights of Seller under the Compromise and Settlement Agreement between Seller and D.I.C. Creditors’ Trust and J. Gregg Pritchard, dated August 16, 2005 (“Daisytek Agreement”).

2.3          Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)	all Liabilities of Seller under the Purchased Contracts;

(b)          all accounts payable of Seller (including amounts payable to third party accountants and attorneys (including Holland & Hart LLP and Ballard Spahr Andrews & Ingersoll, LLP) that are not otherwise included in Transaction Fees) other than any Excluded Liabilities;

(c)          all accrued expenses of Seller (including accrued Taxes), other than any Excluded Liabilities;

(d)          all Liabilities of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided on behalf of Seller or to the extent affecting any Purchased Assets;

(e)          all Liabilities of Seller in respect of any products sold and/or services performed by Seller;

(f)           all Liabilities of Seller in respect of any pending Legal Proceeding identified on Schedule 5.15;

(g)          the notes payable issued to Imation and restructured pursuant to the Imation Agreement;

(h)          the note payable issued to Hitachi and restructured pursuant to the Hitachi Agreement; and

(i)	all amounts payable under the Senior Management Retention Plan.

2.4          Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities, all of which shall remain obligations of Seller. “Excluded Liabilities” shall mean the following Liabilities:

(a)          all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller of (A) the Real Property (or any condition thereon) on or prior to the Closing Date (including (x) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (y) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller prior to and through the Closing Date;

(b)          all Liabilities arising out of, under or in connection with Excluded Contracts;

(c)          all Liabilities in respect of any pending or threatened Legal Proceeding relating to any Excluded Asset, or any claim arising out of, relating to or otherwise in respect of any Excluded Asset;

(d)          except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, or (iii) any U.S. Employee Benefit Plan;

(e)	Taxes of Seller, other than (A) Transfer Taxes and (B) accrued Taxes;
(f)	Transaction Expenses; and

(g)          Accruals in respect of director fees (other than a quarterly retainer not to exceed $35,000 in the aggregate) and management bonuses (other than the Senior Management Retention Plan).

Except as otherwise provided herein, Purchaser will not assume or be liable for any other Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date or any other Liabilities of Seller other than the Assumed Liabilities.

2.5	Further Conveyances and Assumptions; Consent of Third Parties.

(a)          From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b)          From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)          Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Third Party or a Governmental Entity or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.6          Purchase Price Allocation. Not later than sixty days after the Closing Date, Purchaser shall prepare and deliver to Seller a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets. Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation, unless otherwise required by Law.

2.7          Receivables. Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If Seller receives payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.

2.8          Senior Management Retention Plan Escrow. At Closing, Purchaser shall deposit in escrow the amounts to be distributed under the Senior Management Retention Plan pursuant to the terms of an escrow agreement, the form of which shall be mutually agreed upon between the parties.

ARTICLE III

CONSIDERATION

3.1          Consideration. The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to the Purchase Price and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”). The “Purchase Price” shall consist of the following:

(a)          the amount of Transaction Fees payable at Closing (provided that the aggregate Transaction Fees shall not exceed $1,200,000);

(b)          the amount of principal, accrued interest and termination fee, if any, under the Credit Agreement;

(c)	the amount of repayment obligations under the Restructuring Agreements;
(d)	the amount payable at Closing under the Solectron Agreement;
(e)	the amount payable at Closing under the Imation Agreement;
(f)	the amount payable at Closing under the Hitachi Agreement; and
(g)	$100,000.

Notwithstanding the foregoing, on behalf of Seller, Purchaser may effect the direct payment of the applicable portions of the Purchase Price to the entitled recipients, as contemplated above, by wire transfer of immediately available funds into accounts designated by such recipients.

3.2          Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price to Seller (or the recipients set forth in Section 3.1), which shall be paid by wire transfer of immediately available funds into accounts designated by Seller (or the recipients set forth in Section 3.1) in writing not fewer than three Business Days prior to the Closing Date.

ARTICLE IV

CLOSING AND TERMINATION

4.1          Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas, Texas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

4.2          Termination of Agreement. This Agreement may be terminated prior to the Closing Date as follows, whether before or after Stockholder Approval shall have been obtained:

(a)          at the election of Seller or Purchaser on or after December 31, 2006 or such later date established pursuant to Section 4.3 (such date, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder; and provided further, that the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b)          by mutual written consent of Seller and Purchaser, in each case duly authorized by their respective boards of directors;

(c)          by written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or would reasonably be expected to have a Material Adverse Effect, other than as a result, directly or indirectly, of any action or failure to act by Purchaser or its Affiliates;

(d)          by Purchaser or Seller, if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e)          by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Seller of notice of such breach from Purchaser;

(f)           by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Purchaser of notice of such breach from Seller;

(g)          by Purchaser or Seller, if at the Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Stockholder Approval shall not have been obtained;

(h)          by Purchaser: (i) if Seller shall have breached any of its obligations under Section 7.4 such that it materially adversely affects the protections intended to be afforded to Purchaser under such provision; (ii) if the board of directors of Seller shall (A) amend, withdraw, modify, change, condition or qualify the Seller Recommendation in a manner adverse to Purchaser (or shall fail to reaffirm the Seller Recommendation upon the request of Purchaser), (B) approve or recommend to the stockholders of Seller an Acquisition Proposal (other than by Purchaser or its Affiliates), (C) approve or recommend that the stockholders of Seller tender their stock in Seller in any tender or exchange offer that is an Acquisition Proposal (other than by Purchaser or its Affiliates), or (D) approve a resolution or agree to do any of the foregoing; or (iii) any Person or group (other than Purchaser or its Affiliates) acquires Beneficial Ownership of a majority of the outstanding stock of Seller, or if any other Third Party Acquisition shall have occurred;

(i)           by Seller, if and only if simultaneously with such termination, (i) Seller enters into a definitive agreement for a Superior Proposal in accordance with, and has otherwise complied in all material respects with, the terms of Section 7.4, including the notice provisions therein and the obligation to negotiate with Purchaser in good faith, and (ii) Seller shall have paid Purchaser the Termination Fee in accordance with Section 4.5; or

(j)           by written notice from Seller to Purchaser that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances has had or would reasonably be expected to have a Purchaser Material Adverse Effect, other than as a result, directly or indirectly, of any action or failure to act by Seller or its Affiliates.

4.3          Extension of Termination Date. Notwithstanding the foregoing, either Purchaser or Seller shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 60 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the Stockholder Meeting has not yet been held as a result of the time required to complete the SEC review process related to the Proxy Statement; provided that the right to extend the Termination Date pursuant to this Section 4.3 shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date.

4.4          Procedure upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, provided that no such termination by Seller shall be effective unless and until Seller shall have paid the Termination Fee required to be paid by it pursuant to Section 4.5, if applicable.

4.5	Effect of Termination.

(a)          In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 4.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller or Purchaser or their respective Affiliates except (i) with respect to Section 7.7, Section 7.11, this Section 4.5 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b)          If this Agreement is terminated pursuant to Section 4.2(e), Seller shall pay to Purchaser an amount up to $750,000 (the “Expense Reimbursement”) to reimburse Purchaser for all reasonable out-of-pocket expenses and fees incurred by it in connection with this Agreement, the Purchaser Documents and the transactions contemplated hereby and thereby.

(c)	Notwithstanding any other provision of this Agreement, if:

(i)           this Agreement is terminated pursuant to Section 4.2(h) or Section 4.2(i); or

(ii)          this Agreement is terminated pursuant to Section 4.2(a) (provided that the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions set forth in Section 9.3(a) through no fault of Seller), Section 4.2(e) or Section 4.2(g) and within 12 months following such termination Seller enters into a definitive agreement with respect to an Acquisition Proposal or any Third Party Acquisition occurs;

then Seller shall pay to Purchaser a fee of $2,000,000 less any Expense Reimbursement previously provided (the “Termination Fee”).

(d)          Payment of any Expense Reimbursement or Termination Fee pursuant to this Section 4.5 shall be promptly made (and in no event later than two Business Days after the occurrence of the event giving rise to such payment obligation) by wire transfer of immediately available funds to an account designated by Purchaser; provided, however, that if this Agreement is terminated pursuant to Section 4.2(i), the Termination Fee shall be paid simultaneously with such termination.

(e)          Seller acknowledges that the agreements contained in this Section 4.5 are an integral part of the transaction contemplated by this Agreement, and that Purchaser would not have entered into this Agreement without such agreements; accordingly, if Seller fails to promptly pay any amounts due pursuant to this Section 4.5 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for such amounts, Seller shall pay to Purchaser its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the such amounts due pursuant to this Section 4.5 from the date of the event giving rise to such payment obligations at the prime rate of JPMorgan Chase Bank in effect as of such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1          Corporate Organization; Foreign Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 5.1, which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary. Seller has made available to Purchaser true, complete and correct copies of (i) the Restated Certificate of Incorporation (including any related certificate of designation of preferences, rights and limitations with respect to any authorized shares of Seller’s preferred stock) and the Bylaws of Seller, each as in effect as of the date hereof (respectively, the “Seller Charter” and “Seller Bylaws”) and (ii) corporate minute books of Seller in respect of meetings of the board of directors of Seller or any committees thereof from January 2002 through the date hereof. The minute books of Seller reflect all action taken and authorizations made that are required to be reflected therein.

5.2          Corporate Authorization. Subject to the authorization and approval of this Agreement, and the consummation of the transactions contemplated hereby, by the vote of the holders of a majority of the issued and outstanding Common Shares (“Stockholder Approval”), Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and Seller and each of the Subsidiaries, respectively, has all the requisite power, authority and legal capacity to execute and deliver the Ancillary Agreements to which it is a party and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller or the Subsidiaries in connection with the transactions contemplated by this Agreement (collectively, the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller and each of the Subsidiaries and no other corporate proceedings on the part of Seller or any Subsidiary are necessary to authorize or consummate this Agreement or any Seller Document, or the other transactions contemplated hereby or thereby, except for the Stockholder Approval. On or prior to the date hereof, Seller’s board of directors has (i) determined that this Agreement, the Seller Documents and the transactions contemplated hereby and thereby, are fair to and in the best interests of Seller and the stockholders of Seller, (ii) adopted resolutions approving this Agreement, the Seller Documents and the transactions contemplated hereby and thereby, and (iii) adopted resolutions declaring this Agreement advisable and recommending to the stockholders of Seller that they vote in favor of adopting and approving this Agreement. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

5.3	Noncontravention; Approvals and Consents.

(a)          Except as set forth in Schedule 5.3(a), the execution, delivery and performance by Seller of this Agreement, and by Seller and the Subsidiaries of the Seller Documents, and the transactions contemplated hereby and thereby, do not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Seller or any Subsidiary under, any of the terms, conditions or provisions of, (i) the Seller Charter or Seller Bylaws or comparable organizational documents of any Subsidiary or (ii) subject to obtaining the Stockholder Approval and the taking of the actions described in Section 5.3(b), (A) any Laws binding upon or applicable to Seller or any Subsidiary or by which any of its assets or properties is bound, (B) any Contract to which Seller or any Subsidiary is a party or by which any of its assets or properties is bound, or (C) any Permit, excluding from the foregoing clauses (A) and (B) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under any Material Contract).

(b)          Except (i) for the filing of the Proxy Statement and as set forth in Schedule 5.3(b), no consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Seller or any Subsidiary is a party or by which any of its assets or properties is bound for the execution, delivery and performance by Seller of this Agreement, and by Seller and the Subsidiaries of the Seller Documents, and the transactions contemplated hereby and thereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect (but not excluding any consents, approvals, actions, filings and notices necessary or required under any Material Contract).

5.4          Financial Statements. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements of Seller and the Subsidiaries (including the notes thereto and as restated in certain circumstances prior to the date of this Agreement) included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including the Sarbanes-Oxley Act, applicable thereto, (ii) were prepared in accordance with GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present the consolidated financial position of Seller and the Subsidiaries as at the respective dates thereof and the results of its consolidated operations and cash flows for the respective periods then ended.

5.5          No Undisclosed Liabilities. Except as set forth in Schedule 5.5, there are no liabilities or obligations of Seller or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, or determined, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such liabilities or obligations, other than (i) liabilities or obligations disclosed, provided for or reserved against in the unaudited consolidated balance sheet of Seller and the Subsidiaries as of June 30, 2006 (the “Seller Balance Sheet”) or disclosed in the notes thereto or (ii) liabilities or obligations incurred after June 30, 2006 (the “Balance Sheet Date”) in the Ordinary Course of Business.

5.6          Title to Purchased Assets; Sufficiency. Each of Seller and the Subsidiaries has good and marketable title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Seller Balance Sheet at the Balance Sheet Date other than (i) the Permitted Exceptions and (ii) the Liens securing the obligations under the Credit Agreement and the Convertible Notes, all of which are to be released at Closing as contemplated by Section 9.2(i) (except for properties or assets subsequently sold in the Ordinary Course of Business).

5.7          Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.7 or as set forth in the SEC Documents, Seller and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and since the Balance Sheet Date, there has not been any event, occurrence or development, that individually or in the aggregate, constitutes or would be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.7 or as set forth in the SEC Documents, there has not been:

(a)          any amendment or change in the Seller Charter or Seller Bylaws or comparable organizational documents of any Subsidiary;

(b)          any material change by Seller or any Subsidiary in its accounting methods, principles or practices;

(c)          any material Tax election made, rescinded or changed, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

(d)          any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) or capital return in respect of any capital stock of Seller or any Subsidiary or any redemption, purchase or other acquisition by Seller or any Subsidiary of any capital stock of Seller or any Subsidiary or other Equity Interests in Seller or any Subsidiary, or any amendment of any material term of any Equity Interest in Seller or any Subsidiary;

(e)          any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of Seller or any Subsidiary other than in the Ordinary Course of Business;

(f)           any acquisition (by merger, consolidation, or acquisition of stock or assets) by Seller or any Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration, or any loan or advance to any Person;

(g)          any incurrence of, guarantee with respect to, or provision of credit support for, any indebtedness by Seller or any Subsidiary other than pursuant to the Credit Agreement in the Ordinary Course of Business, or any creation or assumption by Seller or any Subsidiary of any Lien on any material asset;

(h)          (i) any employment, deferred compensation, severance or similar agreement entered into or amended by Seller or any Subsidiary, on the one hand, and any employee, on the other hand, (ii) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of Seller’s or any Subsidiary’s employees, (iii) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors of officers of Seller or any Subsidiary or generally applicable to all or any category of Seller’s or any Subsidiary’s employees or (iv) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (ii) and (iii) of this Section 5.7(h) and only with respect to employees who are not officers or directors of Seller or any Subsidiary, increases in the Ordinary Course of Business and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of Seller or any Subsidiary;

(i)           any loan, advance or capital contribution made by Seller or any Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of Seller or any Subsidiary made in the Ordinary Course of Business;

(j)           (i) any waiver, direct or indirect, by Seller or any Subsidiary of any right or rights of material value or (ii) any payment of any material debt, liability or other obligation, except for payments made in the Ordinary Course of Business;

(k)          any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with or on behalf of, any officer, director, or employee of Seller or any Subsidiary or any of their Affiliates, or any business or entity in which Seller or any Subsidiary or any of their Affiliates, or relative of any such Person, has any material, direct or indirect, interest, except for directors’ fees, compensation to the officers and employees of Seller or any Subsidiary in the Ordinary Course of Business, and advancement or reimbursement of expenses in the Ordinary Course of Business;

(l)           any issuance, sale or disposition of any capital stock or other Equity Interest in Seller or any Subsidiary or issuance or grant of any options, warrants or other rights to purchase any such capital stock or Equity Interest or any securities convertible into or exchangeable for such capital stock or Equity Interest or any other change in the issued and outstanding capitalization of Seller or any Subsidiary;

(m)         any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in Seller or any Subsidiary or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

(n)          any capital expenditure, other than capital expenditures consistent with and not materially in excess of the proposed capital expenditures identified in Schedule 5.7(n);

(o)          any action that, if it had been taken after the date hereof, would have required the consent of Purchaser under Section 7.1; or

(p)          any agreement to take any of the actions specified in this Section 5.7, except for this Agreement.

5.8	Taxes. Except as set forth in Schedule 5.8,

(a)          (i) All Tax Returns required to be filed by or on behalf of each of Seller, any Subsidiary and any Affiliated Group of which Seller or any Subsidiary is or was a member relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes of the Seller and each Subsidiary, and all Taxes relating to the Business or the Purchased Assets, have been fully and timely paid; (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Seller and each Subsidiary have made due and sufficient accruals for such Taxes in the Financial Statements and its books and records; and (iv) all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Seller and each Subsidiary;

(b)          All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of the Seller and each Subsidiary, and all Tax Returns relating to the Purchased Assets or the Business, have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller or any Subsidiary received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(c)          Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller or any Subsidiary and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller or any Subsidiary has a duty to file such Tax Returns. Seller has made available complete copies of material Tax Returns filed by it or any Subsidiary relating to taxable periods that ended after December 31, 2002.

(d)          Seller and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e)          No claim has been made by a Taxing Authority in a jurisdiction in which Seller or any Subsidiary does not currently file a Tax Return such that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f)           No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of Seller. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g)          There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.

(h)          The Seller is not a “foreign person” within the meaning of section 1445 of the Code.

(i)           Neither the Seller nor any of the Subsidiaries (A) is, or has been, a member of an affiliated, consolidated, combined or unitary group and (B) has any liability for the Taxes of any Person (other than the Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by Contract or otherwise, other than the group of which the Seller is the common parent.

(j)           None of the Purchased Assets is an interest (other than indebtedness within the meaning of section 163 of the Code) in an entity taxable as a partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(k)          No issue has been raised by written inquiry of any Governmental Entity, which, by application of the same principles, would reasonably be expected to affect the Tax liability of the Seller or any Subsidiary in any taxable period (or portion thereof) ending after the Closing Date.

(l)           There are no powers of attorney with respect to any Tax matter currently in force that would, in any manner, bind, obligate or restrict Purchaser.

(l)           Neither the Seller nor any Subsidiary is party to, bound by or obligated under, any Tax sharing, allocation or indemnity agreement or similar Contract or arrangement or any Contract that obligates the Seller or any Subsidiary to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person that would, in any manner, bind, obligate or restrict Purchaser.

(m)         Neither the Seller nor any of its Subsidiaries have executed or entered into any written agreement with, or obtained or have a pending application for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(n)          None of the Purchased Assets or any property used in the Business is (i) property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) described in section 168(g)(1)(A) of the Code with respect to which any Seller or any of its Affiliates has claimed depreciation deductions in determining its U.S. federal income tax liability, or (vi) subject to any provision of Law comparable to any of the provisions listed above.

(o)          Neither the Seller nor any of the Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under section 355 of the Code) (a) in the two years prior to the date of this Agreement or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with this acquisition.

(p)          Neither the Seller nor any of the Subsidiaries has participated in any international boycott within the meaning of section 999 of the Code.

(q)          Neither the Seller nor any of the Subsidiaries has, or has ever had, a permanent establishment in any country other than its country of organization, nor has any Subsidiary ever engaged in a trade or business in any country other than its country of organization that subjected it to Tax in such country.

(r)           Each of the Seller and its Subsidiaries has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax (within the meaning of section 6662 of the Code).

(s)           Neither the Seller nor any Subsidiary has participated in any way (i) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108 357 or any comparable laws of jurisdictions other than the United States) of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 4 (as in effect at the relevant time) (or any comparable regulations of jurisdictions other than the United States).

5.9          Real Property. Schedule 5.9 sets forth each parcel of real property owned, leased or used by Seller and the Subsidiaries (the “Real Property”). Each of Seller and the Subsidiaries has good and marketable fee simple title to each property identified as owned by it and a valid leasehold interest under a lease or sublease covering each property identified as leased by it, free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by Seller or any Subsidiary of their businesses thereon or materially detract from the value thereof, (ii) Permitted Exceptions, and (iii) the Liens securing the obligations under the Credit Agreement and the Convertible Notes, all of which are to be released at Closing as contemplated by Section 9.2(i). The use of the Real Property by Seller and the Subsidiaries in their businesses as presently conducted conforms with applicable zoning Laws, regulations and Permits. Neither Seller nor any Subsidiary is obligated under or bound by any Contract, right of first refusal or other contractual right to sell, lease or dispose of any Real Property that is owned by Seller or any Subsidiary. Each of Seller and the Subsidiaries enjoys peaceful and undisturbed possession under the leases or subleases for all Real Property that is leased or subleased by Seller or any Subsidiary.

5.10       Accounts Payable and Inventory. All accounts payable and other current liabilities reflected on the Seller Balance Sheet represent accounts payable for products and services purchased in the Ordinary Course of Business. Except as set forth in Schedule 5.10-1, all inventory of Seller and the Subsidiaries reflected on the Seller Balance Sheet consisted, as of such dates, of a quality and quantity usable and salable in the Ordinary Course of Business. Since the Balance Sheet Date, each of Seller and the Subsidiaries has (i) only incurred accounts payable and other current liabilities (other than Transaction Fees) in the Ordinary Course of Business and has discharged its accounts payable and other current liabilities in accordance with past practice and (ii) purchased and maintained inventory in an amount that it reasonably believe to be appropriate for normal requirements of its business and current business conditions consistent with past practices. The inventories of Seller and the Subsidiaries set forth in the Seller Balance Sheet were valued at the lower of cost (on a FIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Seller Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of Seller and the Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice. Schedule 5.10-2 sets forth an aging schedule of Seller’s and the Subsidiaries’ accounts payable as of the Balance Sheet Date.

5.11       Intellectual Property. As of the date hereof and except as set forth in Schedule 5.11,

(a)          Schedule 5.11(a) sets forth an accurate and complete list of all Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names that are owned or filed by Seller or any of its Subsidiaries (collectively, the “Seller Registered Intellectual Property”). Schedule 5.11(a) lists: (i) the record owner of each such item of Seller Registered Intellectual Property; (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration of such item of Intellectual Property has been filed; and (iii) the registration or application date, if and as applicable.

(b)          Seller or one of its Subsidiaries either (i) is the sole and exclusive owner of all right, title and interest in and to, or (ii) possesses valid rights to use, sell, license and/or otherwise commercially exploit (but not necessarily the exclusive right to use, sell, license and/or otherwise commercially exploit), as the case may be, all Purchased Intellectual Property, Purchased Technology, and Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by Seller or its Subsidiaries in the Business as presently conducted and as currently proposed to be conducted, free and clear of all Liens or any other obligations to others (except for those specified in the Intellectual Property Licenses listed in Schedule 5.12(a)(vii)).

(c)          To the Knowledge of Seller, the Purchased Intellectual Property, the Purchased Technology, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller and its Subsidiaries do not infringe, dilute, constitute or result from an unauthorized use or misappropriation of, or violate any Intellectual Property, Technology or other right of any Person. To the Knowledge of Seller, the Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses include all of the Intellectual Property and Technology reasonably necessary and sufficient to enable Seller and its Subsidiaries to conduct the Business in the manner in which such Business is currently being conducted, and to the Knowledge of Seller, currently proposed to be conducted.

(d)          To the Knowledge of Seller, no Person is infringing, diluting, violating, misusing or misappropriating any Purchased Intellectual Property or Purchased Technology owned or claimed to be owned by, or exclusively licensed to, Seller or one of its Subsidiaries, and no claims of infringement, dilution, violation, misuse or misappropriation of any Purchased Intellectual Property or Purchased Technology have been made against any Person by Seller or any of its Subsidiaries.

(e)          Except as set forth in Schedule 5.11(e), Seller and its Subsidiaries are not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or any of its Subsidiaries relating to or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property, Purchased Technology or Intellectual Property licensed to Seller or any of its Subsidiaries under the Intellectual Property Licenses. Seller and its Subsidiaries have not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form a reasonable basis for any such claim or challenge. The Purchased Intellectual Property and the Purchased Technology, and all of Seller’s and its Subsidiaries’ rights in and to the Purchased Intellectual Property, the Purchased Technology and the Intellectual Property licensed to Seller and its Subsidiaries have not been determined by non-appealable Legal Proceedings to be invalid or unenforceable and, to the Knowledge of Seller, there is no basis to believe that any of the foregoing Intellectual Property or Technology is not valid and enforceable.

(f)           No material Trade Secret included in the Purchased Intellectual Property or Purchased Technology has been authorized to be disclosed or has been actually disclosed by Seller or any of its Subsidiaries to any Seller employee, consultant or independent contractor or any Third Party other than to Seller employees, advisors, consultants or independent contractors or Third Parties who are subject to a written non-disclosure agreement, restricting the disclosure and use of such Trade Secrets. Seller and its Subsidiaries have taken adequate security measures to protect the confidentiality and value of all such Trade Secrets and any other material non-public, proprietary information of Seller and its Subsidiaries (and any confidential information owned by a Third Party to whom Seller or any of its Subsidiaries has a confidentiality obligation) which measures are reasonable in the industry in which Seller and its Subsidiaries operate. Each Seller employee, consultant and independent contractor involved in the creation or development of any item included in the Purchased Intellectual Property and/or Purchased Technology owned or claimed to be owned by Seller or one of its Subsidiaries has entered into a written non-disclosure and invention assignment agreement with Seller or one of its Subsidiaries in a form provided to Purchaser prior to the date hereof.

(g)          Schedule 5.11(g) sets forth a complete and accurate list of (i) all Software included in the Purchased Intellectual Property and/or Purchased Technology exclusively owned or claimed to be owned by Seller or any of its Subsidiaries (collectively, the “Seller Software”), and (ii) all Software not exclusively owned by Seller or any of its Subsidiaries and incorporated, embedded or bundled with any Software listed in subclause (i) above, but excluding any Excluded Rights and Software.

(h)          Seller and its Subsidiaries have not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Seller Software. Except as set forth in Schedule 5.11(h)(i), Seller and its Subsidiaries have not licensed or provided to any Third Party, or otherwise permitted any Third Party to access or use, any source code or related materials for any Seller Software. Except as set forth in Schedule 5.11(h)(ii), neither Seller nor any of its Subsidiaries are currently party to any source code escrow agreement or any other agreement (or a party to any agreement obligating Seller or any of its Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Seller Software.

(i)           Except with respect to any Excluded Rights and Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.12(a)(vii), neither Seller nor any of its Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Purchased Intellectual Property or Purchased Technology, or any other Person (other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business), with respect to any Purchased Intellectual Property and/or Purchased Technology.

(j)           All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Seller Registered Intellectual Property that has been issued or registered or is the subject of a pending application have been timely paid, and all documents, certificates and other relevant filings in connection with such Seller Registered Intellectual Property that are required to be filed with the relevant Governmental Entities in the United States or foreign jurisdictions, as the case may be, have been timely filed for the purpose of maintaining such Seller Registered Intellectual Property and all issuances, registrations and applications therefor. Except as set forth in Schedule 5.11(j), there are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Seller Registered Intellectual Property within ninety (90) days after the date of this Agreement.

(k)          There are no orders, judgments, decrees, writs, rulings, arbitration awards, settlement agreements or stipulations to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound that restrict Seller’s or any of its Subsidiaries’ rights to use any Purchased Intellectual Property or Purchased Technology.

(l)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology as the same is used, sold, licensed and otherwise commercially exploited by Seller or its Subsidiaries in the Business as presently conducted and as currently proposed to be conducted. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license or other rights with respect to any Purchased Intellectual Property or Purchased Technology to any Third Party pursuant to any Contract to which Seller or any of its Subsidiaries is a party or by which any assets or properties of Seller or any of its Subsidiaries is bound.

5.12	Material Contracts.

(a)          Schedule 5.12 sets forth a true, complete and correct list of the following Contracts to which Seller or any Subsidiary is a party or by which its assets or properties is bound (collectively, the “Material Contracts”):

(i)           Contracts the performance of which could reasonably be expected to require annual expenditures by or liabilities of any party thereto in excess of $25,000 in any calendar year and not otherwise set forth on Schedule 5.12;

(ii)          Contracts providing for the any future contingent payment in excess of $25,000 and not otherwise set forth on Schedule 5.12;

(iii)	Contracts with any Major Customer or Major Supplier;

(iv)         Contracts containing covenants limiting the freedom of Seller or any Subsidiary or any of their Affiliates (including Purchaser and its Affiliates after the Closing) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

(v)          Contracts or other instruments providing for the borrowing or lending of money, in an amount in excess of $25,000, whether as borrower, lender or guarantor;

(vi)         Contracts relating to joint ventures, alliances, partnerships, or joint development or similar arrangements with any Third Party;

(vii)       Intellectual Property Licenses, royalty Contracts or any other Contracts relating to any Purchased Intellectual Property or Purchased Technology (excluding any Excluded Rights and Software);

(viii)      Contracts with current or former officers, directors, consultants, independent contractors or agents for employment, and all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that will result in any obligation (absolute or contingent) of Seller or any Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(ix)	Contracts with Affiliates of Seller or any Subsidiary;

(x)          Contracts with any Governmental Entity that have a remaining term in excess of ninety days or are not cancelable (without material penalty, cost or other liability) within ninety days;

(xi)	Contacts relating to any material Permits;
(xii)	Contracts relating to the Real Property;

(xiii)      Contracts or commitments in which Seller or any Subsidiary has granted manufacturing rights or exclusive marketing rights relating to any product or service, any group of products or services or any territory;

(xiv)      Contracts for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible, other than inventory sold in the Ordinary Course of Business) or the capital stock of another Person;

(xv)        Contracts relating to the capital stock or other ownership in assets of another Person, including Contracts containing voting, management, change of control, or transfer provisions related to such capital stock or other assets; or

(xvi)      Contracts that are “material contracts” as such term is defined in Item 601 of Regulation S-K of the SEC that have not been filed with or as an exhibit to the SEC Documents.

(b)          True, complete and correct copies of the written Material Contracts and descriptions of oral Material Contracts, if any, have been delivered to Purchaser. Each of the Material Contracts is a valid and binding obligation of Seller or any Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity. Except for the consummation of the transactions contemplated hereby and by the Seller Documents, no event has occurred that would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract to accelerate, or that does accelerate, the maturity of any such indebtedness.

(c)          Neither Seller nor any Subsidiary is, or has received any notice from any Third Party alleging that Seller or any Subsidiary is, or, to the Knowledge of Seller, no Third Party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through Seller’s or any Subsidiary’s inaction or, to the Knowledge of Seller, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract.

(d)          Neither Seller nor any Subsidiary has received notice of the termination of, or intent to terminate or otherwise fail to fully perform, any Material Contract and otherwise has no reason to believe, that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

5.13	Employee Benefits.

(a)          Except as set forth in Schedule 5.13(a), none of Seller or any Subsidiary or any ERISA Affiliate maintains, administers, sponsors or otherwise has any obligations or liability, contingent or otherwise, with respect to any Employee Benefit Plan. The items required to be listed in Schedule 5.13(a) are referred to collectively herein as the “Seller Employee Plans.”

(b)          Seller has delivered to Purchaser current, accurate and complete copies of the following documents with respect to each Seller Employee Plan (as applicable): (i) any plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the most recent summary plan description and summary of material modification; (iii) written summaries of any non-written Seller Employee Plan; (iv) the most recent IRS determination letter; and (v) for the two most recent plan years (A) the Forms 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)          None of the Seller Employee Plans is subject to title IV of ERISA. None of Seller or any Subsidiary or any ERISA Affiliate has any outstanding liability (whether absolute or contingent) under title IV of ERISA. An “ERISA Affiliate” means any Person that would be treated as a single employer with Seller or any Subsidiary under section 414(b), (c), (m) or (o) of the Code.

(d)          Each Seller Employee Plan that is intended to be qualified under section 401(a) of the Code and each trust forming a part thereof has received a favorable determination or opinion from the IRS of its qualification. To the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e)          To the Knowledge of Seller, each Seller Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Laws, including ERISA and the Code. All amendments and actions to bring each of the Seller Employee Plans into conformity with the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed in Schedule 5.13(e). To Knowledge of Seller, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Seller Employee Plan has occurred that will make Seller or any Subsidiary or any officer or director of Seller or any Subsidiary subject to any material liability under title I of ERISA or liable for any material Tax pursuant to section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

(f)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) result in any payment becoming due to any present or former employee of Seller or any Subsidiary, (ii) increase any benefits otherwise payable under any Seller Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such payment or benefit except as may be otherwise provided in this Agreement or required by ERISA or the Code. There is no Contract, Seller Employee Plan or other arrangement covering any employee or former employee of Seller or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of sections 162(m) or 280G of the Code, or in the event of any such payment, Seller shall make its best efforts to disclose such payments to its stockholders and to obtain approval of such payments by the required percentage of its stockholders so that the payments may be deducted. Schedule 5.13(f) sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise Taxes, fees and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, Contract, Seller Employee Plan or other arrangement existing on the date hereof pursuant to which Seller or any Subsidiary has any obligation or liability (contingent or otherwise) in connection with the termination of any officer of Seller or any Subsidiary.

(g)          Except as set forth in Schedule 5.13(g), there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Seller Employee Plan that is not within the ordinary course of the maintenance and administration of such Seller Employee Plan and that would increase the expense of maintaining such Seller Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2005.

(h)          Neither Seller nor any Subsidiary has, or has ever had any, obligation or liability (contingent or otherwise) with respect to any retiree health insurance, life insurance or other welfare benefits under any Seller Employee Plan, other than as mandated by section 4980B of the Code or under applicable Law and at the expense of the participant or the participant’s beneficiary. Each Seller Employee Plan may be amended or terminated without incurring any liability thereunder to Seller or any Subsidiary except as otherwise provided by ERISA or the Code.

(i)           No Seller Employee Plan is under audit or is the subject of an audit or investigation by the IRS, the Department of Labor or any other Governmental Entity, nor, to the Knowledge of Seller, is any such audit or investigation pending. No actions, suits, termination proceedings or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of Seller, threatened with respect to any Seller Employee Plan, the assets of any Seller Employee Plan, or the plan administrator or any fiduciary of any Seller Employee Plan with respect to the operation of such plan, and there are no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, termination proceedings or claims.

(j)           Any individual who performs services for Seller or any Subsidiary and who is not treated as an employee of Seller or such Subsidiary for federal income Tax purposes is not an employee for such purposes.

(k)          With respect to each Seller Benefit Plan which is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “Foreign Plan”): (i) all contributions and other payments required by Law or by the terms of the Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause the assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.14	Labor Matters.

(a)          Neither Seller nor any Subsidiary is a party to any labor or collective bargaining agreement, and no employees of Seller or any Subsidiary are represented by any labor or similar organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending, or to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years there have been no organizing activities involving Seller or any Subsidiary in respect of any group of employees of Seller or any Subsidiary.

(b)          There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending, or to the Knowledge of Seller threatened, against or involving Seller or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending, or to the Knowledge of Seller threatened, by or on behalf of any employee or group of employees of Seller or any Subsidiary, and, to the Knowledge of Seller, there is no basis for any such charges, grievances or complaints.

(c)          There are no charges, grievances, complaints or claims against Seller or any Subsidiary pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any Person by Seller or any Subsidiary, and, to the Knowledge of Seller, there is no basis for any such charges, grievances, complaints or claims.

(d)          There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended, in respect of Seller or any Subsidiary within the 12 months prior to the date hereof.

(e)          All employees of Seller and the Subsidiaries possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of Seller and the Subsidiaries. Seller and each Subsidiary and their employees have complied in all material respects with all applicable immigration and similar Laws.

(f)           Except as set forth in Schedule 5.14(f), neither Seller nor any Subsidiary employs any leased employees or independent contractors with respect to the business of Seller or the Subsidiaries.

5.15       Litigation. All actions, suits, claims, investigations, arbitrations or proceedings pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary or any of their assets or properties before any Governmental Entity and a description thereof are set forth in Schedule 5.15. There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary or any of their assets or properties before any Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of Seller, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. None of Seller or any Subsidiary or, to the Knowledge of Seller, any officer, director or employee of Seller or any Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of Seller or any Subsidiary nor, to the Knowledge of Seller, is Seller or any Subsidiary or any officer, director or employee of Seller or any Subsidiary under any investigation related to Seller’s or any Subsidiary’s business by any Governmental Entity.

5.16	Compliance with Laws; Permits.

(a)          Neither Seller nor any Subsidiary is in material violation of, or has materially violated, any applicable provisions of any Laws. Neither Seller nor any Subsidiary has received notice of and, to the Knowledge of Seller, neither Seller nor any Subsidiary is being investigated with respect to, or has been threatened to be charged with or given notice of, any material violation of any applicable Law. None of Seller or any Subsidiary or any directors, officers, agents or employees of Seller or any Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

(b)          Except as set forth in Schedule 5.16(b)-1 (or as set forth in Schedule 5.17 with respect to Environmental Permits), Seller and each Subsidiary has, maintains in full force and effect, and is in compliance with all Permits required by Seller and the Subsidiaries to own, lease and operate its properties and to carry on its businesses as currently conducted, except to the extent that any failure to hold a Permit would not reasonably be expected to have a Material Adverse Effect. Schedule 5.16(b)-2 sets forth all actions, proceedings or investigations, pending, or to the Knowledge of Seller, threatened against Seller or any Subsidiary that could be reasonably be expected to result in the suspension, loss or revocation of any Permit, except to the extent that any suspension, loss or revocation would not reasonably be expected to have a Material Adverse Effect.

5.17	Environmental Matters. Except as set forth in Schedule 5.17:

(a)          Seller and each Subsidiary is and has been in compliance with all Environmental Laws and Seller and each Subsidiary has, maintains in full force and effect, and is in compliance with, all Environmental Permits for Seller and the Subsidiaries to own, lease and operate its properties and to carry on their businesses as currently conducted, except where the failure to so comply with Environmental Laws or to obtain and comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $25,000, and all such Environmental Permits are valid, uncontested and in good standing;

(b)          the Real Property and, to the Knowledge of Seller, any real property previously owned, leased or operated by Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary, is free of contamination by Hazardous Substances that could reasonably be expected to result in Environmental Liabilities in excess of $25,000;

(c)          there are no investigations, claims or proceedings pending, or to the Knowledge of Seller threatened, against Seller or any Subsidiary, any Real Property, or to the Knowledge of Seller any real property previously owned, leased or used operated by or for Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary, with respect to violations of or potential liability under Environmental Laws or Environmental Permits;

(d)          none of Seller or any Subsidiary or any predecessor has entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment or decree relating to or arising under Environmental Laws;

(e)          there are no facts, circumstances or conditions regarding current or past operations of Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary that would result in any request, claim or requirement seeking payment from Seller or any Subsidiary for response to or remediation of Hazardous Substances;

(f)           there are no past or present treatment storage or disposal facilities as such facilities are defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., on, at, or under any Real Property, or to the Knowledge of Seller any real property owned, leased or operated by or for Seller or any Subsidiary, any predecessor, or any company or business acquired by Seller or any Subsidiary; and

(g)          Seller has provided to Purchaser copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to Seller or any Subsidiary, any predecessor or any company or business acquired by Seller or any Subsidiary.

5.18       Insurance. Each of Seller and the Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Schedule 5.18 contains a true, complete and correct list of all Insurance Policies of Seller and the Subsidiaries, specifying the insurer, coverage, deductible, and term of each Insurance Policy. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of Seller and the Subsidiaries has complied in all material respects with the provisions of each Insurance Policy. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Knowledge of Seller, indicated any intent to do so or not to renew any such policy. All claims under the Insurance Policies have been filed in a timely fashion. Since Seller’s and each Subsidiary’s formation, there have been no historical gaps in insurance coverage of Seller or such Subsidiary.

5.19       Accounts Receivable. The accounts and notes receivable reflected on the Seller Balance Sheet and all accounts or notes receivable arising since the Balance Sheet Date represent bona fide claims of Seller and the Subsidiaries against customers for sales made, services performed or other charges or valid consideration arising on or before the date thereof in the Ordinary Course of Business and require no additional performance by Seller or any Subsidiary to render them valid. Any applicable reserves for returns or doubtful accounts have been reflected in the Seller Balance Sheet, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Except as set forth in Schedule 5.19-1, neither Seller nor any Subsidiary has accounts or loans receivable from any of their Affiliates or from any director, officer, stockholder or employee of Seller or any Subsidiary, except for advances for business expenses incurred in the Ordinary Course of Business and not in excess of $10,000. None of the accounts or the notes receivable of Seller or any Subsidiary are subject to any right of setoff or counterclaims. Schedule 5.19-2 sets forth an aging schedule of Seller’s and Subsidiaries’ accounts receivable as of the Balance Sheet Date.

5.20       Personnel. Set forth in Schedule 5.20 is a list setting forth: (i) the name of each officer of Seller and the Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of Seller and the Subsidiaries. Seller has delivered to Purchaser a true, complete and correct schedule of the annual salary, bonus, and other compensation that each Employee of Seller or Subsidiary is currently entitled to receive, specifying the title of each such Person.

5.21       Affiliate Transactions. Except as set forth in Schedule 5.21, and except for employment agreements with officers of Seller set forth in Schedule 5.12(a)(viii), there are no Contracts with any (i) present or former officer or director of Seller or any Subsidiary or any of their immediate family members, (ii) record or beneficial owner of five percent or more of any voting securities of Seller or any Subsidiary or (iii) Affiliate of Seller or any such officer, director, family member or beneficial owner.

5.22       Major Suppliers and Customers. Set forth in Schedule 5.22-1 is a list of the 10 largest suppliers and the 10 largest service providers to Seller and the Subsidiaries based on the dollar value of materials or services purchased by Seller and the Subsidiaries for each of the year ended December 31, 2004, the year ended December 31, 2005, and the seven months ended July 31, 2005 and July 31, 2006, respectively (collectively, the “Major Suppliers”). Set forth in Schedule 5.22-2 is a list of the 10 largest customers of Seller and the Subsidiaries based on the dollar value of revenue generated by such customers for each of the year ended December 31, 2004, the year ended December 31, 2005, and the seven months ended July 31, 2005 and July 31, 2006, respectively (collectively, the “Major Customers”). There has not been, nor as a result of the transactions contemplated by this Agreement is there reasonably anticipated to be, any change in relations with any Major Supplier or Major Customer. The current suppliers and service providers of Seller and the Subsidiaries provide sufficient materials and services for the operation of the Seller’s and the Subsidiaries’ businesses as operated on the date hereof.

5.23       Minute Books. The minute books of Seller and each Subsidiary accurately reflect in all respects all material actions taken by written consent or resolution and meetings held by the respective stockholders, boards of directors and committees of each of them. The stock record books of Seller and each Subsidiary accurately reflect in all material respects all transactions in Seller’s and such Subsidiary’s capital stock of all classes. True, correct and complete copies of the minute books and stock record books of Seller and each Subsidiary have been delivered to Purchaser prior to the date hereof. Nothing that has not been reflected in the minute books and/or stock records of Seller or any Subsidiary could have, individually or in the aggregate, a Material Adverse Effect.

5.24       Brokers and Finders; Opinion of Financial Advisor. Other than St. Charles Capital, LLC, whose fees are set forth in Schedule 5.24, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Seller or any Subsidiary that might be entitled to any fee or commission from Seller, any Subsidiary, Purchaser or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Seller Documents. The board of directors of Seller has received the opinion of St. Charles Capital, LLC, dated the date of this Agreement, to the effect that the Total Consideration to be received by Seller is fair, from a financial point of view, to Seller.

5.25       Subsidiaries. Schedule 5.25 sets forth the name of each Subsidiary and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all corporate or entity power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary. The outstanding shares of capital stock or equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. No shares of capital stock are held by any Subsidiary as treasury stock. Except as set forth in Schedule 5.25, no Subsidiary has issued any Equity Interests in such Subsidiary and there are no outstanding agreements or other obligations of any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests in any Subsidiary. The Seller does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. Except as set forth on Schedule 5.25, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

5.26	SEC Documents.

(a)          Except as set forth in Schedule 5.26(a) or as restated or reclassified in an SEC Document prior to the date of this Agreement, as of their respective dates, each form, report, schedule, statement, or other document required to be filed or otherwise furnished by Seller with or to the SEC since January 1, 2002, in each case including all exhibits, appendices, attachments and amendments thereto, whether filed or otherwise furnished therewith or incorporated by reference therein (collectively, the “SEC Documents”), which are all of the documents that Seller was required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is or has been required to file any form, report, schedule, statement, or other document with the SEC.

(b)          Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller, including the Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Seller’s filings with the SEC and other public disclosure documents. Based on their most recent evaluation, Seller’s principal executive officer and principal financial officer have disclosed to Seller’s auditors and its audit committee (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s ability to timely and accurately record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls and a summary of any such disclosure is set forth in Schedule 5.26(b).

(c)          As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.27       Takeover Law. The Seller has taken all appropriate actions so that the restrictions on business combinations in section 203 of the DGCL will not apply with respect to or as a result of the execution or performance of the Agreement, the Seller Documents, or the transactions contemplated hereby or thereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent hereby represents and warrants to Seller that:

6.1          Corporate Organization; Foreign Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent is a company duly organized, validly existing and in good standing under the Laws of Norway. Each of Purchaser and Parent has all requisite power and authority required to own, lease and operate its properties and to carry on its business as now conducted. Each of Purchaser and Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary.

6.2          Corporate Authorization. Each of Purchaser and Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Purchaser or Parent in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Purchaser and Parent and no other corporate proceedings on the part of Purchaser or Parent are necessary to authorize or consummate this Agreement or any Purchaser Document, or the other transactions contemplated hereby or thereby, except for the Stockholder Approval. This Agreement has been duly and validly executed and delivered by Purchaser and Parent, and (assuming the due authorization, execution and delivery hereof by the other parties) constitutes the legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

6.3          Certain Legal Proceedings. There is no pending Legal Proceeding that has been commenced against Purchaser or Parent and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any transactions contemplated by this Agreement and to the Knowledge of Purchaser, no such Legal Proceeding has been threatened.

6.4	Noncontravention; Approvals and Consents.

(a)          The execution, delivery and performance by Purchaser and Parent of this Agreement, the Purchaser Documents to which either of them is a party, and the other transactions contemplated hereby and thereby, does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser or Parent under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Purchaser or the comparable organizational documents of Parent, or (ii) (A) any Laws binding upon or applicable to Purchaser or Parent or by which any of their respective assets or properties are bound, (B) any Contract to which Purchaser or Parent is a party or by which any of its assets or properties are bound, or (C) any Permit, excluding from the foregoing clauses (A) and (B) contraventions, conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)          No consent, waiver, approval or action of, filing with or notice to any Governmental Entity or Third Party is necessary or required under any of the terms, conditions or provisions of any Law or any Contract to which Purchaser or Parent is a party or by which any of its assets or properties are bound for the execution, delivery and performance by Purchaser or Parent of this Agreement, the Purchaser Documents to which it is a party, and the other transactions contemplated hereby and thereby, excluding from the foregoing such consents, waivers, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Affect.

6.5          Sufficient Funds. Purchaser has adequate funds and/or available financing arrangements to consummate the transactions contemplated by this Agreement and to pay any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

6.6          Brokers and Finders. Other than Friedman, Billings, Ramsey & Co., Inc., all of whose fees and expenses will be borne by Purchaser (or its designee), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of Purchaser or Parent that might be entitled to any fee or commission from Seller, any Subsidiary, Purchaser, Parent or any of their respective Affiliates upon consummation of any of the transactions contemplated by this Agreement or the Purchaser Documents.

ARTICLE VII

COVENANTS

7.1          Seller Interim Operations. Except as expressly permitted by this Agreement, without the prior consent of Purchaser, from the date hereof until the Closing, Seller shall conduct its business only in the Ordinary Course of Business, and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of Seller’s officers, key employees and consultants, and (iii) preserve existing relationships with Seller’s customers, suppliers, service providers and other Persons with which Seller has business relationships. Without limiting the generality of the foregoing, and as an extension thereof, except as set forth on Schedule 7.1 or as otherwise contemplated by this Agreement, without the prior consent of Purchaser, from the date hereof until the Closing, Seller shall not, directly or indirectly:

(a)	propose or adopt any change in Seller Charter or Seller Bylaws;

(b)          split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) declare, set aside or pay any dividend other than dividends paid in Common Shares (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests;

(c)          (i) issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests or (ii) alter or amend any Contract governing its outstanding Equity Interests;

(d)          merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment), in one transaction or series of related transactions, any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

(e)          sell, lease, encumber or otherwise dispose of any assets or securities with a market or book value in excess of $10,000 individually or $50,000 in the aggregate, other than inventory sold in the Ordinary Course of Business;

(f)           (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the Ordinary Course of Business from borrowings under the Credit Agreement, (B) issue or sell any debt securities of Seller, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business and in no event in an aggregate principal amount in excess of $10,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person, or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of Seller or (ii) enter into or materially amend any Contract to effect any of the transactions prohibited by this Section 7.1(f);

(g)          discharge or otherwise make any payment in respect of Seller’s outstanding Convertible Notes other than interest paid in Common Shares;

(h)          (i) except as required by any Material Contract, increase the amount of compensation of any director or officer of Seller, (ii) except as required by any Material Contract or pursuant to a Seller severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of Seller, (iii) adopt any employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement except the Transaction Fees, (v) enter into any new Seller Employee Plan, (vi) amend any Seller Employee Plan, or (vii) pay any bonuses;

(i)           authorize or incur any capital expenditure other than capital expenditures consistent with and not materially in excess of the proposed capital expenditures identified in Schedule 5.7(n);

(j)           make any changes in its accounting methods, principles or practices currently in effect, except as required by the SEC, the Financial Accounting Standards Board or GAAP, in each case as concurred in by its independent public accountants;

(k)          settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim for an amount in excess of $25,000;

(l)           (i) make or revoke any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is pursuant to changes in applicable Law or the Code, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return, (iv) change any annual Tax accounting period, (v) enter into any closing agreement, (vi) surrender any right to claim a Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Tax Return;

(m)	enter into any new line of business;

(n)          except as set forth in Schedule 7.1(n), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller;

(o)          except as required by any Material Contract, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

(p)          adopt new programs or change existing programs that relate to employment Contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, 401(k) and pension benefits, phantom stock grants, incentive trips, prizes and awards, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee;

(q)          adopt, modify or waive any right under or amend or modify any material term of any Material Contract, except as set forth in Schedule 7.1(q);

(r)           take any action that would result in any representation or warranty of Seller contained in this Agreement that is qualified as to materiality becoming untrue as of the Closing Date or any representation or warranty not so qualified becoming untrue in any material respect as of the Closing Date;

(s)           except as required by applicable Law or GAAP, reduce in any material respect any of its assets, including writing up or down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner, or reduce any of its reserves;

(t)	permit to lapse any Permit;

(u)          sell, assign, license or encumber any Intellectual Property other than in the Ordinary Course of Business; or

(v)	authorize, agree or commit to do any of the foregoing.

7.2          Taxes. Except as otherwise provided herein, Seller shall timely file or cause to be timely filed (in all cases, giving effect to any valid extension granted to Seller by an appropriate Governmental Entity), consistent with past practice, all Tax Returns due prior to the Closing Date and, except as otherwise provided herein, shall timely pay, or cause to be timely paid (in all cases, giving effect to any valid extension granted to Seller by an appropriate Governmental Entity) all Taxes due and payable by or with respect to Seller.

7.3          SEC Reports. Seller shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by Seller between the date hereof and the Closing Date to be prepared and filed in accordance with the requirements set forth in Section 5.26(a).

7.4	Acquisition Proposals; Board Recommendation.

(a)          Seller shall immediately terminate, and shall cause its Representatives to immediately terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Seller or its Representatives shall immediately demand that each Person that has heretofore executed a confidentiality agreement with or for the benefit of Seller or any of its Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such Person to Seller) all confidential information heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives.

(b)          From the date of this Agreement until the Closing Date, Seller shall not, and Seller shall cause its Representatives not to, (i) solicit, initiate, encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to Seller to, or afford access to any of the properties, books or records of Seller to, any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives, (iii) except as provided in this Section 7.4 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates or Subsidiaries or any of its or their Representatives, or (iv) grant any waiver or release under, or fail to enforce to the maximum extent possible, any standstill or similar agreement by any Person who has made an Acquisition Proposal or such a proposal, inquiry or request; provided, however, that prior to obtaining Stockholder Approval, Seller and its Representatives may take any of the actions described in clause (ii) of this Section 7.4(b) in respect of a Person that makes an Acquisition Proposal subsequent to the date hereof if, but only if, (A) such Person has submitted an unsolicited bona fide written Acquisition Proposal that did not result from a violation by Seller of its obligations under this Section 7.4 or Section 7.12 and at such time Seller has fully complied in all material respects with its obligations under this Section 7.4, and Seller is proceeding in good faith with respect to its obligations under Section 7.12, to the extent applicable, (B) such Person has entered into a confidentiality agreement with Seller on terms that are substantially similar to the terms of the Confidentiality Agreement, (C) such Acquisition Proposal constitutes a Superior Proposal, (D) a majority of the board of directors of Seller has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such action is required in order for the members of the board of directors of Seller to comply with their fiduciary duties imposed by Delaware law, and (E) prior to disclosing or providing any such non-public information described in clause (ii) of this Section 7.4(b), Seller shall disclose or provide all such information to Purchaser.

(c)          Seller shall immediately advise Purchaser, telephonically and in writing, of Seller’s receipt of any Acquisition Proposal, substantive indication of interest or any proposal, inquiry or request related to, or that may reasonably be expected to lead to, or that contemplates the possibility of, any Acquisition Proposal. Seller shall immediately provide Purchaser, in writing and in detail, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request, and the identity of the Person making the same, and copies of any written materials received from such Person. Seller shall continuously update, but in no event not later than one day after such discussions or negotiations, Purchaser on the status and content of any discussions or negotiations regarding any Acquisition Proposal and shall immediately advise Purchaser, telephonically and in writing, of any change in any of the price, form of consideration, structure, terms and conditions or other meaningful terms of any Acquisition Proposal. Immediately upon determination by the board of directors of Seller that an Acquisition Proposal constitutes a Superior Proposal, Seller shall deliver to Purchaser a written notice advising Purchaser that the board of directors of Seller has so determined, specifying in detail the terms and conditions of such Superior Proposal.

(d)          The board of directors of Seller has adopted a resolution unanimously recommending the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller (the “Seller Recommendation”), and, except as provided in the next sentence, the board of directors of Seller shall at all times recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller and shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of this Agreement and the transactions contemplated hereby. The board of directors of Seller shall be permitted to (i) withdraw or modify in a manner adverse to Purchaser (or not to continue to make) its recommendation to the stockholders of Seller with respect to a Superior Proposal or (ii) enter into an agreement relating to a Superior Proposal if, but only if, (A) a majority of the board of directors of Seller has reasonably determined in good faith, following consultation with outside counsel expert in Delaware law, that taking such action is required in order for the members of the board of directors of Seller to comply with their fiduciary duties imposed by Delaware law, (B) Seller has given Purchaser three Business Days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such Agreement, Seller has negotiated in good faith with Purchaser to revise this Agreement (if so requested by Purchaser) so that the Superior Proposal of such Person no longer constitutes a Superior Proposal, and the board of directors of Seller has considered in good faith any proposed changes to this Agreement proposed by Purchaser (it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new three Business Day period to afford Purchaser time to negotiate with Seller as contemplated above), (C) Seller has fully complied with its obligations under this Section 7.4, and (D) simultaneously with entering into any such agreement relating to a Superior Proposal, Seller shall pay the Termination Fee in accordance with Section 4.2. Nothing in this Section 7.4 shall prohibit Seller or its board of directors from taking and disclosing to the stockholders of Seller a position with respect to an Acquisition Proposal by a Third Party to the extent required under the Exchange Act; provided, however, that unless and until this Agreement is terminated in accordance with Section 4.2, nothing in this sentence shall affect the obligations of Seller and its board of directors under any other provision of this Agreement, including Section 7.12.

7.5	Efforts and Assistance.

(a)          Each of the parties hereto will act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties. Each of the parties hereto shall also refrain from taking, directly or indirectly, any action that would impair such party’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the parties hereto will take all actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the parties hereto in connection with any action contemplated by this Agreement or the Ancillary Agreements.

(c)          The parties hereto shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other parties that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

7.6          Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates following the Closing relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

7.7          Public Announcements. So long as this Agreement is in effect and for a period of one (1) year thereafter, the parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may be required by applicable Law or any listing agreement with any national securities exchange. Seller acknowledges and agrees that Purchaser may disclose the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby to the Purchaser’s potential sources of financing and their Representatives. Purchaser acknowledges and agrees that Seller may disclose the terms of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby to Seller’s creditors, vendors, suppliers and customers and their Representatives.

7.8	Access to Information; Notification of Certain Matters.

(a)          From the date hereof until the Closing Date and subject to applicable Law, Seller shall (i) give Purchaser and its Representatives access during normal business hours to Seller’s offices, properties, books and records; (ii) furnish or make available to Purchaser and its Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Purchaser in its investigation. Any investigation pursuant to this Section 7.8(a) shall be conducted in a manner that will not interfere unreasonably with the conduct of the business of Seller and shall be in accordance with any other existing agreements or obligations binding on Seller. No investigations pursuant to this Section 7.8(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Not later than 30 days following the close of each calendar month (commencing with August 2006) through the Closing Date, Seller will deliver to Purchaser unaudited monthly financial statements of Seller for such calendar month, which financial statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position of Seller as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended (except for normal year-end adjustments and the absence of footnotes). To the extent Seller’s outstanding obligations under the Credit Agreement exceed $10,000,000, then Seller shall, for so long as such obligations exceed $10,000,000, deliver to Purchaser weekly reports of its outstanding obligations under the Credit Agreement, the form of which shall be reasonably acceptable to Purchaser.

(b)          Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to no longer be true and correct in all material respects (excluding for such purpose any materiality qualification contained in such representation or warranty); (ii) any failure of Seller or Purchaser to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of the Knowledge of Purchaser or Knowledge of Seller, as applicable, threatened against, or affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated hereby or by the Ancillary Agreements; and (v) the occurrence of any event, development or circumstance that has had or would be reasonably expected to result in a Material Adverse Effect or Purchaser Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.8(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

(c)          From the date hereof until the Closing Date, Seller shall give Purchaser and its Representatives access during normal business hours to the Real Property for the purpose of conducting visual inspections of the Real Property, taking measurements, making surveys and generally for the performance of standard “Phase I” investigations relating to the Real Property; provided, however, Purchaser shall (i) restore any damage to the Real Property or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of Seller; and (iii) not conduct any soil borings, or groundwater testing or any other “Phase II” testing without the prior written consent of Seller. Purchaser shall not disturb the Real Property beyond what is reasonably necessary to conduct its investigations.

7.9          Further Assurances. Each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

7.10       Disposition of Litigation. Seller will consult with Purchaser with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement or the Ancillary Agreements and, subject to Section 7.4, will use its reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement or the Ancillary Agreements. Purchaser may participate in the defense of any stockholder litigation against Seller and its directors relating to the transactions contemplated by this Agreement at Purchaser’s sole cost and expense. In addition, subject to Section 7.4, Seller will not voluntarily cooperate with any Third Party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and the Ancillary Agreements and will cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the transactions contemplated by this Agreement and the Ancillary Agreements.

7.11       Confidentiality Agreement. The parties acknowledge that the confidentiality agreement, dated as of July 5, 2006, between Seller and Parent (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms until the earlier of the Closing Date and the expiration of the Confidentiality Agreement according to its terms and any information or material obtained pursuant to this Agreement shall be governed by the terms of the Confidentiality Agreement.

7.12	Stockholder Meeting; Proxy Statement.

(a)          Seller shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable for the purpose of obtaining Stockholder Approval, and Seller shall use its best efforts to hold the Stockholder Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.

(b)          In connection with this Agreement and the Stockholder Meeting, Seller shall prepare and file with the SEC, as promptly as practicable and at Seller’s expense, a proxy statement relating to the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the stockholders of Seller as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement, Seller shall consult with Purchaser with respect to such filing and shall afford Purchaser reasonable opportunity to comment thereon. Seller shall promptly notify Purchaser of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Purchaser with copies of all correspondence between Seller and the SEC or members of its staff with respect to the Proxy Statement. If at any time prior to the Stockholder Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, Seller will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, Seller shall consult with Purchaser with respect to such amendment or supplement and shall afford Purchaser reasonable opportunity to comment thereon. Subject to the provisions of Section 7.4, the Seller Recommendation, together with a copy of the opinion referred to in Section 5.24, shall be included in the Proxy Statement.

(c)          Seller represents and warrants that the Proxy Statement will (i) as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to its stockholders and as of the time of the Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply as to form in all material respects with the provisions of the Exchange Act.

7.13       Use of Names. Seller hereby agrees that upon the Closing, Purchaser shall have all of Seller’s right to the use of the name “Exabyte” and any related names, service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise as used in the Business, including any right of Seller to use or seek to enjoin the use of any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and after the Closing Seller shall not, and shall not authorize any Affiliate to, use such name or any variation or simulation thereof. Subject to the requisite authorization and approval by the vote of the holders of Common Shares at the Stockholder Meeting, Seller shall amend the Seller Charter, effective as of the Closing, to change Seller’s name to eliminate the reference to “Exabyte”.

7.14	Non-Competition.

(a)          For a period from the date hereof until the third anniversary of the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the design, manufacture, marketing and sales of tape storage devices, media and related information solutions for workstations, midrange servers and enterprise storage networks, or that otherwise competes with Purchaser or its Affiliates (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.14(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b)          The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 7.14 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.15       Letter of Credit. If, prior to Closing, Seller delivers to Purchaser forecasts pertaining to the Business along with related supporting documents, in form and substance satisfactory to Purchaser, establishing the need for additional working capital financing beyond what is currently provided to Seller under the Credit Agreement, Purchaser shall provide a letter of credit to Wells Fargo for an amount up to $2 million (the “Letter of Credit”) to support a further extension of credit to Seller by Wells Fargo under the Credit Agreement in an amount equal to the amount specified in the Letter of Credit. Purchaser’s obligation in this Section 7.15 shall be subject to the execution of an intercreditor agreement between Purchaser and Wells Fargo on terms reasonably acceptable to Purchaser and Wells Fargo.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1	Employment.

(a)          Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to all U.S. Employees of Seller to commence such employment immediately upon the Closing. Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b)          Excluded Employees. Any U.S. Employee who is offered employment by Purchaser prior to Closing but who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing pursuant to Section 8.1(a) is hereinafter referred to as an “Excluded Employee.”

8.2          Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or the Subsidiaries.

8.3	Employee Benefits.

(a)          Benefits. As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s existing employee benefit plans (“Purchaser Plans”) provided to similarly situated employees of Purchaser. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.

(b)          Accrued Vacation. Purchaser shall provide, without duplication of benefits, credit to all Transferred Employees under Purchaser’s vacation policy with respect to accrued or unused vacation as of the Closing Date, to the extent properly accrued or otherwise reserved on the Seller Balance Sheet.

(c)          COBRA. Purchaser shall provide COBRA coverage for qualifying Excluded Employees, Transferred Employees and Former Employees.

(d)          401(k) Plans. Effective as of the Closing Date, Seller shall cause the tax-qualified 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date (“Seller 401(k) Plans”) to fully vest such employees’ accrued benefit through the Closing Date thereunder. Purchaser shall permit each Transferred Employee who participated in a Seller 401(k) Plan to elect to make direct rollovers of their account balances into a 401(k) plan maintained by Purchaser (“Purchaser 401(k) Plan”) as of Closing, including the direct rollover of any outstanding loan balances under such plans such that the Transferred Employees will continue to make payments under the terms of such loans under the applicable Purchaser 401(k) Plan, subject to compliance with applicable law and subject to the terms of the Purchaser 401(k) Plan.

(e)          Severance. Purchaser shall be exclusively responsible for all severance obligations with respect to (i) the Transferred Employees under Seller’s existing severance policy and severance agreements set forth on Schedule 8.3(e) and (ii) Carroll Wallace, under the terms of his offer letter with the Seller dated October 31, 2003.

ARTICLE IX

CONDITIONS TO CLOSING

9.1          Conditions to the Obligations of Each Party. The obligations of Seller and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)	Stockholder Approval shall have been obtained; and

(b)          no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such Law or other legal restraint vacated.

9.2          Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following further conditions:

(a)          (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (in each case without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and (iii) Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect;

(b)          Seller shall have obtained or made all consents, approvals or actions of, filings with or notices to any Governmental Entity or Third Party set forth in Schedule 5.3(b);

(c)          the Ancillary Agreements shall have been consummated and shall be in full force and effect;

(d)          there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which would reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(e)          Seller shall have provided Purchaser with an affidavit of non-foreign status of Seller that complies with section 1445 of the Code (a “FIRPTA Affidavit”);

(f)           Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit A hereto;

(g)          Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assumption agreement in the form of Exhibit B hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(h)          Seller shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit C hereto;

(i)           Seller shall have delivered all instruments and documents necessary to release any and all Liens (other than Permitted Exceptions) on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements); and

(j)           Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

9.3          Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following further conditions:

(a)          (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (in each case without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together have resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect; and (iii) Seller shall have received a certificate signed by an officer of each of Purchaser to the foregoing effect;

(b)          Purchasers shall have delivered, or caused to be delivered, to Seller evidence of the wire transfers referred to in Section 3.2 hereof;

(c)          Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assumption agreement in the form attached hereto as Exhibit B hereto; and

(d)          Purchaser shall have delivered, or caused to be delivered, to Seller such other documents as Seller chaser may reasonably request.

ARTICLE X

TAXES

10.1       Transfer Taxes. Purchaser shall (i) be responsible for any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. The Seller and Purchaser shall take all commercially reasonable steps to reduce or eliminate, to the extent possible, all such Taxes.

10.2       Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI

MISCELLANEOUS

11.1       Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the transactions contemplated hereby are consummated.

11.2       Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding that is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.5 shall be deemed effective service of process.

11.3       Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. At any time prior to the Closing Date, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts of such other party contained herein, (ii) waive any inaccuracies in the representations and warranties of such other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of such other party contained herein. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.4       Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, notwithstanding any conflict of law provisions to the contrary.

11.5       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Exabyte Corporation

2108 55th Street

Boulder, Colorado 80301

Attention: Tom Ward

Facsimile No.: (303) 417-7900

with a copy, which shall not constitute notice, to:

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, Colorado 80202

Attention: Susan L. Oakes

Facsimile No.: (303) 713-6291

If to Purchaser or Parent, to:

Tandberg Data ASA

Kjelsasveien 161

P.O. Box 134, Kjelsas

N-0411 Oslo, Norway

Attention: Live Aker

Facsimile No.: +47 22189550

with copies, which shall not constitute notice, to:

Bugge, Arentz-Hansen & Rasmussen

Stranden 1

P.O. Box 1524 Vika

N-0117 Oslo, Norway

Attention: Svein Gerhard Simonnæs

Facsimile No.: +47 22830795

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: R. Scott Cohen

Facsimile No.: (214) 746-7777

11.6       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

11.8       Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Document of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.9       Guarantee of Purchaser Obligations. Subject to the terms, limitations and conditions set forth herein, Parent hereby unconditionally, irrevocably and absolutely guarantees to Seller the due and punctual performance and discharge of all of Purchaser’s obligations under this Agreement and the transactions contemplated hereby, including the due and punctual payment of the Purchase Price. Parent is a party to this Agreement solely for the purposes of this Section 11.9.

11.10     Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, provided, however, this Section 11.10 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date or the termination of this Agreement.

11.11     Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.12     Enforcement of Agreement. Seller acknowledges and agrees that Purchaser could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, Seller agrees that, (i) it will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (ii) in addition to any other right or remedy to which Purchaser may be entitled, at Law or in equity, Purchaser will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.13     Entire Agreement. This Agreement, together with the Schedules and Annexes hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

11.14     Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.15     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

TANDBERG DATA CORP.

By: /s/ Gudmundur Einarsson

Name: Gudmundur Einarsson

Title: CEO

PARENT:

SOLELY FOR PURPOSES OF ARTICLE VI AND SECTION 11.9:

TANDBERG DATA ASA

By: /s/ Gudmundur Einarsson

Name: Gudmundur Einarsson

Title: CEO

SELLER:

EXABYTE CORPORATION

By: /s/ Tom Ward

Name: Tom Ward

Title: CEO and President